Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Acceptance Corporation Employee Stock Purchase Plan of our reports dated August 31, 2010, with respect to the consolidated financial statements and schedule of First Acceptance Corporation and subsidiaries and the effectiveness of internal control over financial reporting of First Acceptance Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
November 19, 2010